                                                                    EXHIBIT 99.1


Wednesday February 17, 4:31 pm Eastern Time
Company Press Release

     Saks Incorporated Announces Completion of $200 Million Notes Offering

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Feb. 17, 1999--Department store retailer Saks Incorporated (NYSE: SKS - news; the ``Company;'' formerly Proffitt's, Inc.) announced today it completed the sale of $200 million of its 7-3/8% Notes due 2019. The Notes were priced at 99.587%. The Company will use the proceeds of the offering to repay outstanding amounts under the Company's unsecured credit facilities. The Notes are part of the securities registered on a $2.5 billion shelf registration statement the Company filed with the U.S. Securities and Exchange Commission in 1998, of which $1.2 billion of securities remain available to be issued. Senior debt securities to be issued under the shelf registration statement have been assigned preliminary ratings of Baa3 by Moody's, BB+ by Standard and Poor's, and BBB- by Duff & Phelps.

Salomon Smith Barney acted as lead manager for the transaction, and Chase Securities Inc., Goldman, Sachs & Co., Lehman Brothers, Merrill Lynch & Co., J.P. Morgan & Co., and NationsBanc Montgomery Securities LLC acted as co-managers.

Saks Incorporated operates over 345 department stores and four free-standing furniture stores under the names of Saks Fifth Avenue, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, Boston Store, and Off 5th. The Company also operates two direct mail businesses, Folio and Bullock & Jones. The Company's annual revenues exceed $6 billion.

------------------
Contact:
  Saks Inc., Birmingham
  Charles Hansen, 205/940-4600